Exhibit 10.12

UL SOLUTIONS INC. LONG-TERM INCENTIVE PLAN
AMENDMENT TO
2016 EMPLOYEE AWARD AGREEMENT
(CASH STOCK APPRECIATION RIGHTS)
UL Solutions Inc. (formerly known as UL Inc. and referred to hereinafter as the “Company”) hereby amends the Agreement memorializing the April 2016 grant to the employee referenced in the electronic grant statement (“Employee”), pursuant to Section 2.1 of the UL Solutions Inc. Long-Term Incentive Plan (as amended and restated effective January 1, 2016 and subsequently amended effective as of the Conversion Date) (formerly known as the UL Inc. Long-Term Incentive Plan and referred to hereinafter as the “2016 Plan”), of an Award of CSARs (the “2016 Award”), effective as of the Conversion Date (the “Amendment”). Capitalized terms not defined herein have the respective meanings specified in the Agreement and, to the extent not defined in therein, the 2016 Plan (as amended).
1.Contingency on Acceptance. This Amendment must be electronically accepted by the Employee to be effective. If the Employee fails to accept this Amendment by such date, this Amendment shall be null and void, and no CSARs under this Award shall be converted to Converted CSARs.
2.Conversion to Stock Settled Award.
(a)Notwithstanding any provision of the Agreement to the contrary, effective on the Conversion Date, the Employee’s outstanding CSARs under the 2016 Award, whether vested or unvested, will be converted to Converted CSARs in accordance with the terms of the 2016 Plan and this Amendment. Except as expressly stated in this Amendment or the 2016 Plan, the terms of a CSAR as in effect immediately before the Conversion Date (including, but not limited to, the vesting provisions and base price thereof) shall remain in effect with respect to such Award after the Conversion Date.
(b)Any Converted CSARs that are exercisable pursuant to Sections 2.1(b) or 2.1(c) of the Agreement may be exercised at any time after the Conversion Date and on or before the applicable expiration date described in such section.
(c)Section 2.3 of the Agreement is amended in its entirety to read as follows:
“2.3    Exercise of Vested Awards. Subject to the limitations set forth in this Agreement and the Plan, any vested Converted CSAR under this Award may be voluntarily exercised at any time after the Conversion Date and on or before the applicable expiration date (without regard to the Exercise Limit) by executing and delivering to the Company, a written or electronic notice of exercise and any other documents as the Committee may reasonably request. Any Converted CSAR with respect to which the expiration date has occurred and is subject to automatic exercise, or for which the vesting and exercisability thereof is accelerated due to death or Disability will be deemed exercised and will be automatically settled as of the expiration date (without regard to the Exercise Limit). Upon exercise of any vested Converted CSARs, the Employee shall become the record holder of a number of shares of Common Stock equal to the excess of the Fair Market Value of one share of Common Stock as of the Exercise Date, over the base price per share set forth on the Employee’s electronic grant statement, multiplied by the number of Converted CSARs under this Award being exercised; provided, that such number of shares shall be reduced by a number of shares, the Fair Market Value of which is sufficient to satisfy applicable tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs). Subject to the terms of the Plan and this Agreement, to the extent that the exercise of Converted CSARs would cause the Employee to be due a fractional share of Common Stock, the Fair Market Value of such fractional share shall be paid to the Employee in cash as soon as practicable after the Exercise Date. The Employee shall not be entitled to any earnings on the value of the amount payable with respect to a fractional share of Common Stock for the period between the Exercise Date and the receipt of such payment.”
(d)A new Section 2.8 is added to Article 2 of the Agreement to read as follows, and the remaining section(s) of Article 2 are renumbered accordingly:
“2.8    Conversion to Stock-Settled Award. Notwithstanding any provision of the Agreement to the contrary, effective as of a Conversion Date, the Employee’s outstanding CSARs under this Award, whether vested or unvested, will be converted to a stock-settled Award (referred to herein as ‘Converted CSARs’) in accordance with the terms of the Plan, as amended, which, if exercised after the Conversion Date, will be settled in the form of a number of shares of Common Stock. Except as expressly stated in this Agreement or the Plan document, as amended, the terms of a CSAR as in effect immediately before the Conversion Date (including, but not limited to, the vesting provisions and base price thereof) shall remain in effect with respect to such Award after the Conversion Date.”
3.Corporate Name Change. In advance of the Conversion Date, the Company’s legal name changed from “UL Inc.” to “UL Solutions Inc.” Accordingly, all references to “UL Inc.” in the Agreement are hereby replaced with “UL Solutions Inc.,” and all references to the “UL Inc. Long-Term Incentive Plan” in the Agreement are hereby replaced with “UL Solutions Inc. Long-Term Incentive Plan” wherever the foregoing appears therein.
4.Integration. This Amendment shall be deemed integrated into the Agreement and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Amendment. In the event of a conflict between the Agreement and this Amendment, the terms of this Amendment shall prevail. Except as provided herein, all other terms and conditions of the 2016 Plan, as amended effective as of the Conversion Date consistent with Section 4.2 thereof, and the Agreement not revised, modified or amended by this Amendment shall remain unchanged and continue in full force and effect (including, for avoidance of doubt, Section 4.13 of the 2016 Plan and Sections 2.2 and 3.7 of the Agreement).
5.Sufficient Consideration. The conversion of CSARs to Converted CSARs and the elimination of discrete Exercise Windows therefor effected by this Amendment constitutes good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee’s acceptance of the this Amendment.